Exhibit 10.1

GLOBAL EAGLE ENTERTAINMENT INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), pursuant to its Amended and Restated 2013 Equity Incentive Plan (as amended from time to time, the “Plan”), hereby grants to the participant (the “Participant”) identified in this grant notice (this “Grant Notice”) an award (the “Award”) consisting of up to a maximum number of performance-based restricted stock units (“PSUs”) that may be earned pursuant to the Award, as identified in this Grant Notice. This Award is subject to achievement of the Performance Goals set forth in Exhibit A attached to this Grant Notice, as well as all of the other terms and conditions set forth herein and in the attached Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”) and in the Plan (collectively, the “Award Documents”), all of which are incorporated herein in their entirety. Capitalized terms used but not otherwise defined herein or in the Grant Notice shall have the meaning ascribed to such terms in the other Award Documents.

Participant:	[ ]

Grant Date:	[ ]

Performance Period:	[October [ ], 2016] to [October [ ], 2019]

Maximum number of PSUs:	[ ] PSUs (equal to 150% of the Target PSUs)

Target PSUs	[ ] PSUs

Vesting Date:

Subject to achievement of the Performance Goals and continuous employment through the Vesting Date (except as otherwise provided in this Grant Notice and the other Award Documents), the PSUs will cliff-vest on [October [  ], 2019].

1.     Performance Goals.  This Award shall vest with respect to its Performance Goals based on the Company’s percentile rank of total shareholder return (“TSR”) among a group of comparator companies (the “Comparison Group”), as set forth on Exhibit A (the “TSR Goals”), as measured over the Performance Period. The Company’s actual performance against the TSR Goals for the Performance Period must be certified by the Committee for any portion of this Award to be eligible to vest. The Committee will certify the results of the TSR Goals as soon as reasonably possible (the date of such certification, the “Certification Date”) after the end of the Performance Period.

2.     Service-Based Vesting Conditions.  Except as otherwise provided in this Grant Notice and the Agreement, any portion of this Award that is eligible to vest will be subject to continuous service through the Vesting Date.  Any portion of this Award that is not eligible to vest will terminate (for no consideration) as of the Certification Date.  Notwithstanding the foregoing, set forth in this Grant Notice are certain circumstances in which the Participant may vest in the Award before the originally scheduled Vesting Date.

3.              Provisions for Termination of Employment.

(a)           Death or Disability. If the Participant’s employment with the Global Eagle Companies terminates due to the Participant’s death or Disability, the number of PSUs that would have vested on the Vesting Date if the Participant had continued his or her employment through the Vesting Date, based on the actual level of achievement of the TSR Goals, as certified by the Committee, for the full Performance Period, shall vest with respect to the service-based condition of the Award as of the date on which the Participant is determined to be Disabled or the date of the Participant’s death. The Shares underlying the PSUs that are deemed vested in accordance with this Section 3(a) shall be distributed at the same time as earned PSUs are distributed to other Participants after the Vesting Date; provided, that if a Change of Control occurs prior to the Vesting Date, then such Shares payable to the Participant under this Section 3(b) shall be settled on the effective date of the Change of Control or as soon as reasonably possible thereafter, and in no event later than the thirtieth (30th) day following such Change of Control.

(b)           Termination of Employment by the Company Without Cause or for Good Reason.  In the event of the termination of the Participant’s employment by the Company without Cause or by the Participant for Good Reason before the Vesting Date, subject to the Participant’s execution, delivery and non-revocation of the general release described below (the “General Release”) and the Participant’s satisfaction of the restrictive conditions described in Section 4 below, the Participant will be eligible to earn a pro rata portion of this Award based on (i) (A) the number of full months since the first day of the Performance Period during which the Participant was employed, (B) divided by the number of months in the full Performance Period, multiplied by (ii) the number of PSUs that would have vested on the Vesting Date if the Participant had continued his or her employment through the Vesting Date, based on the actual level of achievement of the TSR Goals, as certified by the Committee, for the Performance Period. Shares in respect of the PSUs that vest in accordance with this Section 3(b) shall be distributed to the Participant at the same time as to other Participants after the Vesting Date; provided, that if a Change of Control occurs prior to the Vesting Date, then such Shares payable to the Participant under this Section 3(b) shall be settled on the effective date of the Change of Control or as soon as reasonably possible thereafter, and in no event later than the thirtieth (30th) day following such Change of Control. Notwithstanding the foregoing, as a condition precedent to any obligation of the Company to deliver any Shares to the Participant in respect of any PSUs that vest in accordance with this Section 3(b), the Participant shall be required to deliver to the Company a valid, executed General Release in a customary form provided by the Company, and shall not revoke such General Release prior to the expiration of any revocation rights afforded to the Participant under applicable law. If the time period to execute and/or revoke the Release spans two (2) calendar years, then, notwithstanding anything contained herein to the contrary, Shares to be distributed to the Participant pursuant to this Section 3(b) shall not be distributed until the latest of (x) the first (1st) business day in the second (2nd) calendar year, (y) the expiration of the revocation period set forth in the General Release or (z) the normal settlement date for such vested PSUs.

(c)           Termination of Employment Other than by the Company Without Cause,

by the Participant for Good Reason or due to Death or Disability. If the Participant ceases to be employed by the Global Eagle Companies for any reason (including a voluntary resignation) other than termination by the Company without Cause or by the Participant for Good Reason or the Participant’s death or Disability, all unvested PSUs will be automatically forfeited as of the date of termination.

(d)           Definition of Good Reason. For purposes of this Award, “Good Reason” means, without the Participant’s consent, (i) a material adverse change in the Participant’s duties or responsibilities (such that the compensation paid to the Participant would not continue to be deemed rational based on the Participant’s revised duties or responsibilities); (ii) a reduction of more than twenty percent (20%) in the Participant’s base salary as in effect for the twelve (12) month period immediately prior to such reduction, other than in connection with an across-the-board reduction of the base salaries of similarly-situated employees or due to changes in the Participant’s duties and responsibilities with the Participant’s consent; (iii) a reduction of more than twenty percent (20%) in the Participant’s annual target bonus as in effect immediately prior to such reduction or the Participant becoming ineligible to participate in bonus plans applicable to similarly-situated employees, other than in connection with an across-the-board reduction of the annual target bonuses of similarly-situated employees or due to changes in the Participant’s duties and responsibilities with the Participant’s consent; or (iv) a change in the Participant’s principal place of work to a location of more than 50 miles in each direction from the Participant’s principal place of work immediately prior to such change in location; provided, that such change increases the Participant’s commute from the Participant’s principal residence by more than 50 miles in each direction and more than three (3) times per week on average, excluding travel reasonably required in the performance of the Participant’s duties; provided, that, in the case of each of clauses (i) through (iv), such event shall constitute “Good Reason” only if (x) the Participant provides notice to the Company within ninety (90) days of the initial existence of the facts or circumstances constituting such event, (y) the Company fails to cure such facts or circumstances within thirty (30) days after receipt of such notice and (z) the Participant terminates his or her employment no later than thirty (30) days after the expiration of such cure period (after which the event shall be deemed waived by the Participant if his or her right to resign for Good Reason has not been exercised).

4.     Restrictive Conditions.  Notwithstanding anything to the contrary in this Grant Notice or the other Award Documents, to the extent permitted by applicable law, as a condition precedent to the receipt of any Shares or other payments under Section 3(b) in connection with the Participant’s termination of employment without Cause or for Good Reason, the Participant, in order to receive any Shares or other payments pursuant to Section 3(b), must have complied with the restrictive conditions precedent to receipt thereof, as set forth on Exhibit B attached to this Grant Notice, through and including the Vesting Date. Prior to the receipt of any such Shares or other payments pursuant to Section 3(b), the Participant must certify (in writing) to the Company his or her compliance with such conditions. For the avoidance of doubt, the restrictive conditions set forth on Exhibit B shall apply in addition to (and shall not be limited by the provisions of) any other non-competition, non-pooling, non-solicitation, confidentiality, non-disparagement or similar covenants or conditions to which the Participant is a party with the Company or any Subsidiary or Affiliate thereof (collectively, the “Global Eagle Companies”).

5.              Provisions Upon a Change of Control.

(a)           Determination of Achievement of Performance Goals in the Event of a Change of Control. In the event of a Change of Control before the Vesting Date, the level of achievement of the TSR Goals will be based on the actual level of achievement of the TSR Goals determined as of the effective date of the Change of Control, as certified by the Committee (the “CoC Achievement Level”). The Company’s ending stock price (for purposes of calculating the Company’s TSR) will be the closing price of the Company’s Shares on the effective date of the Change of Control, as adjusted for changes in capital structure, and the ending stock price of the Comparison Companies shall be the average closing price of a share of common stock of a Comparison Company over the over the twenty (20) trading days prior to the effective date of the Change of Control.

(b)           Treatment of Award if Assumed, Converted or Replaced. If, in connection with a Change of Control, the Award is assumed, converted or replaced by the surviving corporation (including the Company if the Company is the surviving corporation) or its parent with equity or equity-based awards in respect of a publicly-traded security having an equivalent value and vesting schedule to those applicable to the Award immediately prior to the Change of Control (determined as if the applicable performance condition was deemed satisfied with respect to the PSUs that remain subject thereto in accordance with Section 4(a)), payment in respect of the number of PSUs earned in accordance with Section 4(a) shall remain subject to the Participant’s continuous employment through the Vesting Date and be distributed to the Participant as soon as reasonably possible after the Vesting Date; provided that the PSUs will vest immediately based on the actual level of achievement of the TSR Goals determined as of the effective date of the Change of Control in accordance with the previous paragraph (i) in the event of the Participant’s termination due to death or Disability at any time following the Change of Control, or (ii) in the event of the termination of the Participant’s employment by the Company (or its successor) without Cause or by the Participant for Good Reason within four (4) months prior to or within twenty-four (24) months following such Change of Control.  Such PSUs shall be settled as soon as practicable and in no event later than the thirtieth (30th) day following the Participant’s termination due to death or Disability or without Cause or for Good Reason, as applicable.

(c)            Treatment of Award if Not Assumed, Converted or Replaced. If the Award is not assumed, converted or replaced in accordance with Section 4(b), the service-based vesting conditions as set forth in this Grant Notice will be deemed satisfied as of immediately prior to the consummation of such Change of Control at the actual level of achievement of the TSR Goals as of the effective date of the Change of Control in accordance with Section 4(a), and such vested PSUs shall be settled as soon as reasonably possible after the Certification Date, and in no event later than the thirtieth (30th) day following such Change of Control.

6.     Additional Terms / Acknowledgements. The Participant acknowledges receipt of the Award Documents and the prospectus for the Plan, and understands and agrees to the terms set forth in the Award Documents. The Participant acknowledges that, if so determined by the Company in its discretion, the Participant may be required to accept the Award by electronic means and that such electronic acceptance constitutes the Participant’s agreement to be bound by all of the terms and conditions of the Award Documents. By accepting the Award, the Participant consents to receive any documents related to participation in the Plan and the Award by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company. The Participant also acknowledges that this Grant Notice must be returned to the Company (including through electronic means). The Participant further acknowledges that as of the Grant Date, the Award Documents set forth the entire understanding between the Participant and the Company regarding the acquisition of Shares and supersede all prior oral and written agreements on that subject with the exception of the following agreements only, if any: [               ].

ATTACHMENTS:         I.      Exhibit A attached hereto (TSR Performance Goals)

II.    Exhibit B attached hereto (Restrictive Conditions)

III.   Performance-Based Restricted Stock Unit Award Agreement

IV.          Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan

The undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Grant Notice (including Exhibit A and Exhibit B attached hereto), the Performance-Based Restricted Stock Unit Award Agreement and the Amended and Restated 2013 Equity Incentive Plan.

Award Recipient

Date

ATTACHMENT I: Exhibit A to Performance-Based Restricted Stock Unit Grant Notice

(TSR Performance Goals)

EXHIBIT A TO

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

TSR PERFORMANCE GOALS

This Award shall vest with respect to its Performance Goals based on the Company’s percentile rank of TSR among the Comparison Group. The actual number of Shares, if any, to be issued shall be equal to the number of Target PSUs multiplied by the TSR Multiplier (as determined below).  The following terms shall be defined as follows:

“Company Percentile Ranking” means the rank (expressed as a percentile) of the Company TSR relative to the TSRs of each of the companies in the Comparison Group at the end of the Performance Period.

“Comparison Group” means the companies in the Russell 2000 Index, excluding the Company, if applicable, as of the date immediately preceding the first day of the Performance Period (each, a “Comparison Company”); provided, however, that a Comparison Company will be removed from the Comparison Group if, during a Performance Period, it ceases to have a class of equity securities that is both registered under the Exchange Act and actively traded on a U.S. public securities market (unless such cessation of such listing is due to any of the following circumstances in clauses (i) through (iv) below).  If a Comparison Company ceases to have a class of equity securities that is both registered under the Exchange Act and actively traded on a U.S. public securities market because such company:

i.                  files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code,

ii.               is the subject of an involuntary bankruptcy proceeding that is not dismissed within thirty (30) days,

iii.            is the subject of a stockholder-approved plan of liquidation or dissolution, or

iv.           ceases to conduct substantial business operations,

then such Comparison Company will remain in the Comparison Group for the duration of the Performance Period with a TSR of negative one hundred percent (-100%).

“TSR” means the stock price appreciation from the beginning of the Performance Period to the end of the Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or Comparison Company, as applicable) during such Performance Period, expressed as a percentage return. For purposes of computing TSR of the Company and each Comparison Company, the stock price at the beginning of a Performance Period will be the average closing price of a share of common stock of the Company or a Comparison Company, as applicable, over the twenty (20) trading days prior to and including the first day of the respective Performance Period, and the stock price at the end of the Performance Period will be the average closing price of a share of common stock of the Company or a Comparison Company, as applicable, over the twenty (20) trading days prior to and including the last day of the respective Performance Period.

The “TSR Multiplier” will be determined in accordance with the chart below:

Company Percentile Ranking	TSR Multiplier
>=80th Percentile	150%
60th Percentile	100%
<=30th Percentile	0%

The TSR Multiplier will be linearly interpolated for performance between the thirtieth (30th) and sixtieth (60th) percentile and between the sixtieth (60th) and eightieth (80th) percentile, with such percentile ranking rounded to the nearest tenth of a percentage point.

A-2

ATTACHMENT II: Exhibit B to Performance-Based Restricted Stock Unit Grant Notice
(Restrictive Conditions)

EXHIBIT B TO

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

RESTRICTIVE CONDITIONS

To the extent permitted by applicable law, as a condition precedent to the receipt of any Shares or other payments pursuant to the Award, the Participant, in order to receive any such Shares or other payments, must have complied with the following restrictive conditions precedent to receipt thereof, and must certify (in writing) to the Company his or her compliance with such restrictive conditions during the Performance Period, as set forth below.

1.              Confidentiality. The protection of Confidential Information is essential for the Global Eagle Companies and employees’ future security. To protect such Confidential Information, the Participant must not have disclosed any Confidential Information of the Global Eagle Companies.

2.              Restrictions. In order to preserve the Confidential Information, and to protect the Global Eagle Companies’ proprietary interest in its trade secrets, and to protect the goodwill of the Global Eagle Companies, and in consideration of the Shares or other payments pursuant to the Award, the Participant acknowledges that, for the Performance Period (through and including the Vesting Date), the Participant must not have, directly or indirectly: (i) solicited, induced or attempted to induce, on his or her own behalf or on behalf of any other person or organization, any of the Global Eagle Companies’ clients who the Participant solicited or with whom the Participant substantially and directly dealt or became acquainted during his or her employment with the Global Eagle Companies for the purpose of either (a) inducing said client to terminate, diminish, or materially alter in a manner harmful to the Global Eagle Companies its relationship with the Global Eagle Companies, or (b) providing, or offering to provide, Conflicting Services to said client; or (ii) solicited for employment, hired or attempted to hire, on the Participant’s own behalf or on behalf of any other person or organization, any of the Global Eagle Companies’ consultants, personnel or employees (or anyone who was a client, consultant, member of the Global Eagle Companies’ personnel or employee at any time within the twelve (12) month period immediately preceding the Vesting Date). In addition, during the Performance Period, the Participant must not have disparaged, criticized or ridiculed, or otherwise engaged in any conduct that is injurious to the reputation or interest of the Global Eagle Companies.

3.              Definitions. Defined terms used in this Exhibit B and not otherwise defined in the Award Documents shall have the meaning set forth below:

a.              “Confidential Information” means any information, data and know-how relating to the business of any member of the Global Eagle Companies or its clients and referral sources that is developed by or disclosed to the Participant or known by the Participant as a result of his or her relationship with the Global Eagle Companies (whether constituting a trade secret or not, and whether or not labeled in writing as “confidential”), including, without limitation, the following

Exhibit B to Performance-Based Restricted Stock Unit Grant Notice

information: financial information, supply and service information, marketing information, personnel information, the identity of and information concerning potential or actual clients, and specialized techniques developed or used by the Global Eagle Companies. The term “Confidential Information” does not include information that (i) has become a part of the public domain other than as a result of its wrongful disclosure, or (ii) is or hereafter becomes lawfully obtainable from other sources without an obligation of confidentiality. Any combination of information shall not be deemed within the foregoing exception merely because individual features are in the public domain if the combination itself is not in the public domain.

b.              “Conflicting Services” means services of any entity (other than the entities comprising the Global Eagle Companies) that are the same or substantially similar to those services of the Global Eagle Companies in the Territory (x) provided by the Participant (directly or indirectly through others) during the twelve (12) months preceding the Vesting Date, or (y) about which the Participant acquired Confidential Information or trade secrets during his or her employment by the Global Eagle Companies.

c.               “Territory” means any national, state, provincial, territorial or other jurisdiction globally in which the Participant performed services for the Global Eagle Companies at any time during the twelve (12) months prior to the Vesting Date, including but not limited to any such jurisdiction in which the Participant, directly or indirectly through others, provided the Global Eagle Companies’ services to clients or marketed or offered to provide the Global Eagle Companies’ services.

4.              Enforceability.  If any restrictive condition contained herein is unenforceable with respect to the duration and Territory of the restrictive condition, then the duration and geographic area of restriction shall be reduced to the maximum duration and geographic area of restriction deemed legal, valid and enforceable and that come closest to expressing the intention of the parties with respect to the restrictive condition, and the restrictive condition shall be enforceable as so modified.  The Participant agrees that a court with proper jurisdiction shall be allowed to reduce the restrictive conditions contained herein to the maximum duration and geographic area of restriction deemed legal, valid and enforceable.

B-2

ATTACHMENT III: Performance-Based Restricted Stock Unit Award Agreement

GLOBAL EAGLE ENTERTAINMENT INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

1.                                      Grant of PSUs.  Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), hereby grants to the participant (the “Participant”) identified in the grant notice (the “Grant Notice”) to which this Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) is attached a performance-based restricted stock unit (“PSU”) award (this “Award”), pursuant to the Company’s Amended and Restated 2013 Equity Incentive Plan (as amended from time to time, the “Plan”), consisting of up to that maximum number of PSUs specified in the Grant Notice. The Award is subject to the terms and conditions of the Grant Notice (including Exhibit A thereto), this Agreement and the Plan.  Except where the context otherwise requires, the term “Company” shall include the parent and all subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not otherwise defined herein or in the Grant Notice shall have the meaning ascribed to such terms in the Plan.  The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated by reference herein. To the extent that any term of this Agreement or the Grant Notice conflicts or is otherwise inconsistent with any term of the Plan, as amended from time to time, the terms of the Plan shall take precedence and supersede any such conflicting or inconsistent term contained herein.

2.                                      Acceptance and Acknowledgement.  The Company may, in its sole discretion, choose to deliver any documents related to participation in the Plan and the Award by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By signing (electronically or otherwise) the Grant Notice, the Participant accepts the Award and agrees to be bound by the terms and conditions of the Grant Notice, this Agreement, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and the Participant further acknowledges and agrees that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any Subsidiary or Affiliate thereof (collectively, the “Global Eagle Companies”) directly or indirectly, or give rise to any cause of action at law or in equity against the Global Eagle Companies. The Participant hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Award or disposition of the underlying Shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

3.                                      Vesting Conditions.

(a)                                 Performance Goals.  This Award shall vest with respect to its performance-based vesting conditions based on achievement of the Performance Goals set forth in the Grant Notice.  The Company’s actual achievement of such Performance Goals must be certified by the Committee for any portion of this Award to be eligible to vest.

(b)                                 Service-Based Vesting Conditions.  Except as otherwise provided in the Grant Notice and this Agreement, any portion of this Award that is eligible to vest will be subject

Performance-Based Restricted Stock Unit Award Agreement

to continuous service through the Vesting Date.  Any portion of this Award that is not eligible to vest will terminate (for no consideration) as provided in the Grant Notice.

4.                                      Dividend Equivalents. Subject to the restrictions, limitations and conditions described in the Plan, dividend equivalents payable on the PSUs will be accrued on the Participant’s behalf at the time that cash dividends are otherwise paid to owners of Common Stock.  Accrued dividend equivalent balances will be subject to the same restrictions and vesting schedule applicable to the PSUs and will be paid to the Participant with the distribution of the Shares on the Vesting Date (or the next business day thereafter, if the Vesting Date falls on a weekend or holiday).

5.                                      Distribution of Shares Upon Vesting; Withholding Taxes. Upon the Vesting Date (or the next business day thereafter, if the Vesting Date falls on a weekend or holiday), the Company will deliver a number of Shares to the Participant equal to the percentage of the Award that vested in accordance with the Grant Notice and Sections 3 and 6 of this Agreement, as applicable. The Participant is personally responsible for the payment of all taxes related to the distribution of Shares. The Global Eagle Companies shall have the right (but not the obligation) to deduct from the Award an amount equal to any income, social, or other taxes of any kind required by law to be withheld in connection with the settlement of the PSUs or other securities pursuant to this Agreement. If the distribution of PSUs is subject to tax withholding, the Company may, but shall not be obligated to, satisfy such tax withholding requirements by withholding cash and/or a number of Shares with a market value not less than the amount of such taxes.  If, at the time of settlement, the Company does not permit the withholding of Shares to pay the amount of income and employment taxes due in respect of the vested portion of the Award, then the Participant must pay to the Company an amount in cash sufficient to satisfy the Company’s tax withholding, or if the Participant has so elected during an “open window period” under the Company’s securities-trading policy (as in effect from time to time), then the Participant may elect that the Company sell the number of Shares sufficient to satisfy such tax withholding requirements.  Any cash from dividend equivalents remaining after withholding taxes are paid will be paid in cash to the Participant. If withholding of taxes is not required, none will be taken and the gross number of Shares will be distributed.

6.                                      Provisions for Termination.  Except as otherwise provided in the Grant Notice, if the Participant ceases to be employed by the Global Eagle Companies for any reason (including a voluntary resignation for any reason or no reason), all unvested PSUs will be automatically forfeited for no consideration as of the date of termination.

7.                                      Non-transferability of PSUs. Prior to each applicable Vesting Date, this Award is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this Award or such rights, this Award and such rights shall, at the election of the Company, become null, void and of no further force of effect.

8.                                      Forfeiture; Clawback.

(a)                                 Notwithstanding anything contained in this Agreement to the contrary, if during the Participant’s employment or consultancy, the Participant engages in any activity inimical, contrary or harmful to the interests of the Global Eagle Companies, including, but not limited to: (i) violating the Company’s Code of Ethics or Whistleblower Policy and Procedures, as maintained from time to time, or (ii) disclosing or misusing any confidential information regarding the Global Eagle Companies (such activities collectively referred to as “wrongful conduct”), then the PSUs, to the extent they then remain subject to restriction, shall be forfeited automatically as of the date on which the Participant first engaged in such wrongful conduct.

(b)                                 By accepting this Agreement, the Participant consents to and authorizes the Company to require the forfeiture described under this Section 8. This right to require forfeiture of the Award is in addition to any other remedies the Company may have against the Participant for breach of this Agreement.

(c)                                  Notwithstanding any other provisions in this Agreement to the contrary, the Award and any amounts received upon the settlement of the Award shall be subject to such recovery or deductions as may be required under any law, government regulation, stock exchange listing requirement or clawback or similar policy adopted by the Board (as such policy may be amended from time to time) or as determined by the Board pursuant to such law, government regulation, stock exchange listing requirement or Board policy.

9.                                      No Special Employment or Similar Rights. Nothing contained in the Plan or this Agreement shall be construed or deemed by any Person under any circumstances to bind the Global Eagle Companies to continue the employment or consultancy of the Participant or to limit the discretion of the Global Eagle Companies to terminate the Participant’s employment or consultancy at any time, with or without Cause.  The Participant further acknowledges that this Award is for future services to the Global Eagle Companies and is not under any circumstances to be considered compensation for past services.

10.                               Rights as a Shareholder. Except as provided in Section 4 above (regarding dividends), by accepting this Award, the Participant shall have no rights as a shareholder of the Company in respect of the PSUs, including any voting rights, unless and until the date on which the PSUs have vested and the Participant becomes the holder of record of the Shares issuable upon the vesting of the PSUs on the books and records of the Company, as maintained by the transfer agent for the Company’s Common Stock.

11.                               Adjustments. The number of PSUs subject to this Award may be adjusted in any manner as contemplated by Section 14 of the Plan.

12.                               Consent to Transfer Personal Data. By accepting this Award, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described herein. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. The Company holds certain personal information about the Participant, that may include his or her name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any Shares or directorships in the Company, details of all options or any other entitlements to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries or Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company.

13.                               Requirements of Law and Securities Exchange. The issuance and transfer of Shares of Common Stock pursuant to this Award shall be subject to compliance by the Company and the Participant with all applicable requirements of Federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares of Common Stock may be listed. No Shares of Common Stock shall be issued pursuant to this Award unless and until any then applicable requirements of state or Federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

14.                               Miscellaneous.

(a)                                 Amendment. This Award of PSUs is documented by the records of the Committee or its delegate, which records shall be the final determinant of the number of Shares granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall materially diminish the Participant’s rights under this Agreement without his or her consent. Notwithstanding anything in this Agreement or the Plan to the contrary, this Award may be amended by the Company without the Participant’s consent, including, but not limited to, modifications to any of the rights granted to the Participant under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law (including for regulatory, legal and Company requirements relating to “executive compensation clawbacks”).  Except as in accordance with the two immediately preceding sentences and Section 14(b), this Agreement may be amended, modified or supplemented only by an instrument in writing signed (electronically or manually) by both parties hereto.

(b)                                 Discretionary Nature of Plan. By accepting this Award, the Participant agrees that the granting of the Award is at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be granted under the Plan or any other equity incentive plan maintained from time to time by the Company. The Participant understands that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan with respect to future awards at any time without limitation.

(c)                                  Entire Agreement. This Agreement, the Grant Notice and the Plan together constitute the Participant’s and the Company’s entire understanding with respect to the subject matter hereof and supersede and void any and all prior agreements or understandings, written or oral, regarding the subject matter hereof, except as explicitly provided in the Grant Notice. Notwithstanding the foregoing, to the extent that the Participant has signed any restrictive covenant agreements with the Company (including, but not limited to, any confidentiality, intellectual property rights assignment, non-competition, non-solicitation and non-disparagement agreements), such restrictive covenant agreements shall remain in full force and effect.  Any restrictive conditions set forth in the Grant Notice shall apply in addition to (and shall not be limited by the provisions of) any such other restrictive covenant agreements to which the Participant may be a party with any of the Global Eagle Companies.

(d)                                 Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

(e)                                  Compliance with Section 409A of the Code. This Agreement is intended to comply with or be exempt from Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement or the Plan to the contrary, to the extent that the Committee determines that any portion of the Award granted hereunder is subject to Section 409A of the Code and fails to comply with the requirements thereof, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Award in order to cause it to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such Section.

(f)                                   No Impact on Other Benefits. The value of the Award is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar benefit.

(g)                                  Notices. All notices under this Agreement shall be mailed, delivered by hand, or delivered by electronic means to the parties pursuant to the contact information for the applicable party set forth in the records of the Company or any third-party administrator designated by the Company from time to time to administer the Award, or at such other address as may be designated in writing by either of the parties to the other party.

(h)                                 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles thereof regarding conflicts of law. The Participant and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Delaware, and the Participant agrees to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

(i)                                     Interpretations. Any dispute, disagreement or question that arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement or the Plan will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.

(j)                                    Successors and Assigns. The Company may assign any of its rights under this Agreement. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto, whether so expressed or not.

***

ATTACHMENT IV: Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan

[To Be Provided To The Recipient Separately]